UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): October 5, 2016 (September 30, 2016)

Comstock Holding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1886 METRO CENTER DRIVE, FOURTH FLOOR

RESTON, VIRGINIA 20190

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 30, 2016, Comstock Powhatan, L.C. (“Borrower”), a subsidiary of Comstock Holding Companies, Inc. (the “Company”), closed an acquisition and construction revolver pursuant to a Loan Agreement (“Loan Agreement”) with Cardinal Bank (“Lender”) pursuant to which the Borrower obtained an Eight Million One Hundred Thirty-Five Thousand Dollars ($8,135,000) loan at an interest rate of Prime plus one half percent, with a rate of no less than 4.5% (the “Loan”). The Loan Agreement’s initial maturity for the acquisition portion of the Loan is April 15, 2017 with provisions for automatic extension of the maturity date for three (3) successive six (6) month periods if the Borrower meets certain sales and settlement criteria. The construction portion of the Loan has a maturity date of one (1) year or the settlement of the unit, whichever is sooner. Proceeds from the Loan are to be used by the Company to (i) purchase and construct residential dwellings on finished lots in the Powhatan project in Alexandria, Virginia, and (ii) pay costs associated with closing the Loan. The Loan is fully guaranteed by the Company and secured by a first deed of trust on the Powhatan project.

The foregoing description of the material terms of the Loan Agreement is qualified in its entirety by reference to the full text of the Loan Agreement which will be filed as exhibits to the Company’s Form 10-Q for the quarter ending September 30, 2016.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in response to Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2016

COMSTOCK HOLDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente, Chief Executive Officer